EXHIBIT 3.1



                            Certificate of Amendment
                                     of the
                          Certificate of Incorporation
                                       of
                            Phelps Dodge Corporation
                Under Section 805 of the Business Corporation Law
                -------------------------------------------------


         We, Douglas C. Yearley and Robert C. Swan, being, respectively, Chairman of the Board, President and Chief Executive Officer and Vice President and Secretary of Phelps Dodge Corporation, a corporation formed under the laws of the State of New York (the "Corporation"), DO HEREBY CERTIFY as follows:

1. The name of the Corporation is PHELPS DODGE CORPORATION. The name under which the Corporation was formed was Copper Queen Consolidated Mining Company.

2. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on August 10, 1885. A Restated Certificate of Incorporation was filed by such Department on June 16, 1987.

3. The Certificate of Incorporation of the Corporation, as amended to date, is hereby amended as authorized by Section 801(b)(7) of the Business Corporation Law to increase the aggregate number of authorized Common Shares, par value $6.25 per share, from 100,000,000 to 200,000,000. Such amendment is effected by the deleting Article THIRD of the Certificate of Incorporation of the Corporation and inserting in lieu thereof the following:

                  "THIRD: The total number of shares which the Corporation shall have authority to issue shall be two hundred six million (206,000,000), consisting of six million (6,000,000) Preferred Shares having a par value of one dollar ($1.00) per share and two hundred million (200,000,000) Common Shares having a par value of six dollars and twenty-five cents ($6.25) per share."

4. The Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended as authorized by Section 801(a) of the Business Corporation Law to decrease the maximum size of the Corporation's Board of Directors from 15 to 12. Such amendment is effected by deleting Article SIXTH of the Certificate of Incorporation of the Corporation and inserting in lieu thereof the following:
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                  "SIXTH:  The  number of the  Corporation's  Directors
         shall not be less than  nine nor more  than  twelve,  provided that whenever the holders of any one or more series of Preferred Shares of the Corporation become entitled to elect one or more  Directors to the Board of Directors in accordance
         with  any  applicable   provisions  of  this   Certificate  of
         Incorporation, such maximum number of Directors shall be increased automatically by the number of Directors such holders are so entitled to elect. Such increase shall remain in effect until the right of such holders to elect such Director or Directors shall cease and until the Director or Directors elected by such holders shall no longer hold office."

5. The amendments of the Certificate of Incorporation of the Corporation set forth in paragraphs 3 and 4 of this Certificate of Amendment were duly authorized by an affirmative vote of the Board of Directors of the Corporation, followed by an affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.


         IN WITNESS WHEREOF, we have executed this Certificate and affirm that the statements made herein are true under the penalties of perjury, on this 11th day of June, 1997.

                                                  /s/ Douglas C. Yearley
                                                  -----------------------
                                                  Douglas C. Yearley
                                                  Chairman of the Board,
                                                  President, and
                                                  Chief Executive Officer


                                                  /s/ Robert C. Swan
                                                  -----------------------
                                                  Robert C. Swan
                                                  Vice President and
                                                  Secretary